Exhibit 99.1

Kona Grill Reports First Quarter 2014 Results

- Increases 2014 New Unit Guidance to Five Openings -

- New Leases Announced for Columbus, Ohio; Fairfax, Virginia and Plano, Texas -

SCOTTSDALE, AZ, April 30, 2014—Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, reported financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights vs. Year-Ago Quarter

●	Restaurant sales increased 17.5% to $27.6 million

●	Same-store sales increased 6.2%

●	Restaurant operating profit margin was 18.1%, which included a 120 basis point impact from new restaurant inefficiencies, compared to 18.7%

●	Opened a new restaurant in Fort Worth, Texas

Management Commentary

“The first quarter of 2014 marks our fourth consecutive quarter—and 14 out of 15 quarters—of same-store sales growth,” said Berke Bakay, President and CEO of Kona Grill. “This growth was primarily driven by a 4.2% increase in guest frequency which also contributed to our strong sales performance relative to our polished casual dining peer group and further validates Kona Grill’s unique, multi-daypart concept."

Bakay continued, “Our growth strategy is well underway, and guests’ response to the updated look and feel of our newest locations and remodels has been very positive. We are pleased to report that first quarter sales volumes from our newest locations in Boise, The Woodlands and Fort Worth, which opened in February, are meeting our internal expectations.

“Our development pipeline has never been stronger. We are excited to announce leases for three new restaurants: Columbus, Ohio; Fairfax, Virginia and Plano, Texas. Looking towards the rest of 2014, we anticipate opening El Paso this summer and three other openings in the fourth quarter.”

First Quarter 2014 Financial Results

Restaurant sales in the first quarter of 2014 increased 17.5% to $27.6 million compared to $23.5 million in the first quarter of 2013. Same-store sales increased 6.2% compared to a 2.6% decrease in comparable sales in the first quarter of 2013, with first quarter 2014 customer traffic increasing 4.2% and average check rising 2.0%. The contribution from new restaurants to first quarter sales was $2.7 million, reflecting 33 additional operating weeks.

Net income in the first quarter of 2014 was $0.3 million, or $0.03 per share, compared to net income of $1.0 million, or $0.12 per share, in the year-ago quarter. Net income in the first quarter of 2014 included $0.13 per share in costs related to opening and initial operation of new restaurants, incremental corporate infrastructure investments, and a shift in the Company’s annual general manager and executive chef conference into the first quarter.

At March 31, 2014, cash and cash equivalents totaled $4.9 million compared to $5.9 million at December 31, 2013. The Company has drawn $3.5 million against its line of credit as of March 31, 2014, which represents the Company’s total outstanding debt. This amount is unchanged from December 31, 2013.

Financial Guidance

For the second quarter of 2014, the company expects restaurant sales of $29.7 million, compared to $25.8 million in the same year-ago quarter, driven by a 3.0% same-store sales increase and a 13.0% operating week growth assumption. The company expects net income of $1.0 million, or $0.11 per share, which includes approximately $0.08 to $0.10 per share in costs associated with preopening and new unit inefficiencies.

Conference Call

Kona Grill will hold a conference call today at 5:00 p.m. ET to discuss its financial results for the first quarter ended March 31, 2014. The company’s President and CEO Berke Bakay and CFO Christi Hing will host the call, followed by a question and answer session.

Date: Wednesday, April 30, 2014

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-877-941-8418

International dial-in number: 1-480-629-9809

Conference ID: 4679235

The conference call will be broadcast simultaneously and available for replay via the investors section of the company's website at www.konagrill.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through May 30, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4679235

About Kona Grill

Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 26 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 17 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Idaho (Boise); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Fort Worth, Houston, San Antonio, The Woodlands); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. These statements relate to our future financial performance and growth goals for 2014, including but not limited to those relating to our sales trends and projected earnings for the second quarter of 2014 and expectations of new store openings in 2014 and beyond. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

 KONA GRILL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)

ASSETS
Cash and cash equivalents	$4,945	$5,881
Other current assets	1,607	2,521
Other assets	1,124	1,114
Property and equipment, net	41,428	40,352
Total assets	$49,104	$49,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$9,350	$14,878
Long-term obligations	16,900	12,632
Stockholders’ equity	22,854	22,358
Total liabilities and stockholders’ equity	$49,104	$49,868

KONA GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)

Restaurant sales	$27,616	$23,496
Costs and expenses:
Cost of sales	7,510	6,453
Labor	9,426	7,866
Occupancy	1,843	1,615
Restaurant operating expenses	3,848	3,171
General and administrative	2,576	1,875
Preopening expense	390	-
Depreciation and amortization	1,687	1,429
Total costs and expenses	27,280	22,409
Income from operations	336	1,087
Interest expense, net	(60)	(3)
Income before income taxes	276	1,084
Provision for income taxes	25	80
Net income	$251	$1,004

Net income per share
Basic	$0.03	$0.12
Diluted	$0.03	$0.12

Weighted average shares outstanding:
Basic	8,609	8,543
Diluted	8,882	8,643

Comprehensive income	$251	$1,004

Reconciliation of Restaurant Operating Profit to Income from Operations

The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses. Restaurant operating profit does not include general and administrative expenses, preopening expenses and depreciation and amortization. The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. The Company uses restaurant operating profit as a key metric to evaluate its restaurants' financial performance compared with its competitors. Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to income from operations. Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company's calculation of restaurant operating profit and a reconciliation to income from operations, the most comparable GAAP measure (in thousands).

	Three Months Ended March 31,
	2014	2013

Restaurant sales	$27,616	$23,496
Costs and expenses:
Cost of sales	7,510	6,453
Labor	9,426	7,866
Occupancy	1,843	1,615
Restaurant operating expenses	3,848	3,171
Restaurant operating profit	4,989	4,391
Deduct - other costs and expenses:
General and administrative	2,576	1,875
Preopening expense	390	-
Depreciation and amortization	1,687	1,429
Income from operations	$336	$1,087

	Percentage of Restaurant Sales
	Three Months Ended March 31,
	2014	2013

Restaurant sales	100.0%	100.0%
Costs and expenses:
Cost of sales	27.2	27.5
Labor	34.1	33.5
Occupancy	6.7	6.9
Restaurant operating expenses	13.9	13.5
Restaurant operating profit	18.1	18.7
Deduct - other costs and expenses:
General and administrative	9.3	8.0
Preopening expense	1.4	-
Depreciation and amortization	6.1	6.1
Income from operations	1.2%	4.6%

Certain amounts do not sum to total due to rounding

KONA GRILL, INC.

Selected Supplemental Operating Information

($ amounts in thousands)

	Three Months Ended March 31,
	2014	2013

Restaurants opened during the period	1	-
Restaurants open at the end of the period	26	23

Comparable restaurants:
Restaurants open at end of period	23	23
Operating weeks	296	296
Average weekly sales	$85	$79
Average unit volume	$1,090	$1,026
Comparable restaurant sales percentage change	6.2%	-2.6%

Non-comparable restaurants:
Restaurants open at end of period	3	-
Operating weeks	33	-
Average weekly sales	$80	$-

Investor Relations Contact:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

KONA@liolios.com